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                                    NEWS



                                                October 20, 1994

FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
                                                RUSSELL V. CORSINI, JR. OR.
                                        JOHN F. FAIRBANKS AT (508) 448-6111


                     NEW ENGLAND BUSINESS SERVICE, INC.
                         ANNOUNCES STOCK REPURCHASE
                     AND AMENDMENT TO RIGHTS AGREEMENT


GROTON, MA -- October 20, 1994 -- New England Business Service, Inc (NASDAQ:
NEBS) today announced that its Board of Directors has authorized the repurchase of its common stock in the open market at a cumulative cost not to exceed $22 million. Unless renewed or earlier completed, the repurchase will terminate June 30, 1995. The firm of Cleary, Gull, Reiland & McDevitt has been appointed exclusive agent to repurchase these shares.

            In an unrelated action, the Board of Directors voted to approve an amendment to the Company's Rights Agreement. The amendment will serve to conform the principal terms of the Rights Agreement to the provisions currently being adopted by Delaware companies of comparable size. The material changes in the Agreement include the deletion of the Adverse Person provision, the lowering of the threshold at which an Acquiring Person will trigger the Rights from 20% to 15%, and the inclusion of a one Common Share per Right exchange feature. A letter summarizing the terms of the amended Rights Agreement will be mailed to stockholders this week.

            NEBS is the source of printed products, software and services for over one million small businesses throughout the United States, Canada and the United Kingdom.